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                                                                EXHIBIT 11.1

VERSATILITY INC.

                       STATEMENT REGARDING COMPUTATION OF
                          PRO FORMA NET INCOME (LOSS)
                                   PER SHARE

                                        Year Ended              Three Months
                                        April 30,                   Ended
                                           1996                July 31, 1996
                                        ----------             -------------
Net Income (Loss)                        $  656,870              $  202,346
                                         ----------              ----------
Shares Outstanding                        4,000,000               4,000,000
Add:
  Shares issuable upon
  conversion of Series A
  Redeemable Convertible
  Preferred Stock                           992,061                 992,061

  Shares issuable from
  the assumed exercise
  of options as determined
  by the application of the
  treasury stock method                     611,144                 611,144
                                         ----------              ----------
                                          5,603,205               5,603,205
                                         ==========              ==========

Pro Forma Net Income
  (Loss) Per common
  share                                  $.12                    $.04
                                         ==========              ==========


The above computations inclue all common and common equivalent shares issued within the 12 months preceding the filing date as if they were outstanding for all periods presented (using the treasury stock method and the anticipated public offering price).